Exhibit 99.1

CONTACTS:V. Lawrence Evans, Chairman Rich Jacobson, CEO Dennis Joines, President & COO 360.733.3050	NEWS RELEASE

Horizon Bank Agrees to Regulatory Order Implementing a Corrective Action Plan

BELLINGHAM, WA – March 2, 2009 – Horizon Financial Corp. (NasdaqGS: HRZB) announced today that Horizon Bank, its sole operating subsidiary, has signed an agreement with the Federal Deposit Insurance Corporation (FDIC) and the Washington Department of Financial Institutions (DFI) to consent to the issuance of a cease and desist order. Although Horizon Bank has agreed to the order, it has not admitted or denied any of the allegations contained in the order charges.  The order is a formal action by the FDIC and DFI requiring the Bank to take corrective measures in a number of areas, and no fines or penalties were imposed as a result of the order.  The Bank will continue to serve its customers in all areas including making loans, establishing lines of credit, accepting deposits and processing banking transaction.  All customer deposits remain fully insured to the highest limits set by the FDIC.

“We are working diligently to fully comply with the order as quickly as possible,” said Rich Jacobson, Horizon’s Chief Executive Officer. “The current economic environment continues to be a challenge for Horizon as it is for all financial institutions.  We have focused our attention on identifying and resolving problem credits as expeditiously as possible.  We have devoted significant resources to these efforts and are pro-actively addressing these issues.  We have further focused on repositioning our balance sheet to lower the concentration in real estate construction and land development loans and to insure that we have appropriate reserves and capital to comply with the order and support these efforts.”

The FDIC order directs Horizon Bank to take certain measures in a number of areas including capital management, loan loss allowance determination, problem loan charge-off and reduction, lending and collection policies, reduction of construction and land development concentrations, incorporate the terms of the order into an updated three year strategic plan, reduction of brokered deposits, liquidity management and board oversight, and restricts the payment of dividends by the Bank. The Bank is implementing a comprehensive plan to achieve full compliance with the order.

The order is a result of a regulatory examination conducted by the FDIC in September 2008.  Prior to the examination, the Bank had implemented the following actions to improve its operations:

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Established a special assets team, lead by its President and Chief Operating Officer, Chief Credit Administrator, and Chief Lending Officer, which is charged with the responsibility of monitoring and disposing of the Bank’s adversely classified assets;

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Enhanced the effectiveness of the Special Credits Team by re-directing the duties of certain commercial loan officers from originating new loan business to the task of working out the Bank’s special credits;

•	Implemented a capital management plan;
•	Redirected the focus of its lending since early in 2008, to emphasize the diversification away from concentrations in construction and land development loans; and

•	Implemented new procedures to strengthen the monitoring of lending activities with particular emphasis on monitoring individual lender/borrower relationships.

HRZB Agrees to Regulatory Order
March 2, 2009

Subsequent to the September 2008 examination, the Bank has undertaken a number of initiatives designed to address the weaknesses identified during the exam including:

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Increased its total provisions for loan losses by $12.0 million during the quarter ended September 30, 2008 and increased its total provisions for loan losses by an additional $10.0 million during the quarter ended December 31, 2008;

•	Enhanced its capital management plan and filed a shelf registration with the Securities and Exchange Commission to provide additional capital options, if necessary;

•	Suspended its cash dividend to shareholders to further preserve capital;

•	Retained independent third party consultants to assist with the disposition of problem assets;

•	Enhanced its liquidity and funds management practices to address anticipated funding needs;

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Reduced overhead, including (i) the reduction in the total number of full time equivalent employees by 44 since March 31, 2008, a 15% reduction, and (ii) the announcement in the first calendar quarter of 2009 of the closing and consolidation of a branch office and its accounts with those of a branch in a nearby location; and

•	Enhanced its loan loss allowance methodologies.

Since the order was issued, the Bank has undertaken the following actions to address the items included in the order:

•	Engaged a third party consulting firm to assist the Bank in the development of a three year strategic plan;

•	Established weekly senior management meetings to monitor and address each item noted in the order; and

•	Established a communications procedure for reporting progress in all areas to the FDIC and DFI.
In connection with the FDIC order, the Federal Reserve Bank of San Francisco (FRB) recently notified Horizon Financial Corp. that in light of the seriousness of the supervisory concerns, immediate efforts by the board and management are essential to return the Company to a satisfactory condition for purposes of Section 914 of the Financial Institutions Reform, Recovery and Enforcement Act of 1989.  As a result of this   notification neither the Company nor the Bank may appoint any new director or senior executive officer or change the responsibilities of any current senior executive officers without notifying the FRB.  In addition, neither the Company nor the Bank may make indemnification and severance payments without complying with certain statutory restrictions including prior written approval of the FRB and concurrence from the FDIC.

Horizon Financial Corp. is a $1.45 billion, bank holding company headquartered in Bellingham, Washington.  Its primary subsidiary, Horizon Bank, is a state-chartered commercial bank that operates 19 full-service offices, four commercial loan centers and four real estate loan centers throughout Whatcom, Skagit, Snohomish and Pierce counties, Washington.

Safe Harbor Statement:  Except for the historical information in this news release, the matters described herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties that could cause actual results to differ materially.  Such risks and uncertainties include: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs,  results of examinations by our banking regulators, our ability to manage loan delinquency rates, the ability to successfully expand existing relationships, deposit pricing and the ability to gather low-cost deposits, success in new markets and expansion plans, expense management and the efficiency ratio, expanding or maintaining the net interest margin, interest rate risk, the local and national economic environment, and

HRZB Agrees to Regulatory Order
March 2, 2009

other risks and uncertainties discussed from time to time in Horizon Financial’s filings with the Securities and Exchange Commission (“SEC”).  Accordingly, undue reliance should not be placed on forward-looking statements.  These forward-looking statements speak only as of the date of this release.  Horizon undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.   Investors are encouraged to read the SEC report of Horizon, particularly its Form 10-K for the fiscal year ended March 31, 2008 and Form 10-Q for the quarter ended December 31, 2008, for meaningful cautionary language discussion why actual results may vary from those anticipated by management.

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